RIDDELL SPORTS INC.                                                EXHIBIT 12.1
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands except ratio information)

                                                                                                           PRO FORMA
                                                                                                       -----------------
                                                                                                                  Three
                                                                                       Three months      Year     months
                                                      Year ended December 31,         ended March 31,   ended     ended
                                             ---------------------------------------- ---------------  Dec. 31,  Mar. 31,
                                               1992     1993     1994    1995   1996   1996    1997      1997      1997
                                             -------  -------  -------  ------ ------ ------ --------  --------  -------

Earnings:
   Income (loss) before taxes, extraordinary
      item and cumulative effect of changes
      in accounting principles               $ 1,238  ($7,726) ($6,183) $2,471 $2,953 $1,350 ($    17) ($   955) ($6,002)
   Add fixed charges, from below               2,208    2,346    2,334   3,239  3,247    744      790    14,657    3,613
                                             -------  -------  -------  ------ ------ ------ --------  --------  -------
                                             $ 3,446  ($5,380) ($3,849) $5,710 $6,200 $2,094 $    773  $ 13,702  ($2,389)
                                             =======  =======  =======  ====== ====== ====== ========  ========  =======

Fixed Charges:
   Interest expense                          $ 1,902  $ 2,029  $ 2,001  $2,795 $2,763 $  628 $    666  $ 13,927  $ 3,431
   One-third of rent expense                     306      317      333     444    484    116      124       730      182
                                             -------  -------  -------  ------ ------ ------ --------  --------  -------
                                             $ 2,208  $ 2,346  $ 2,334  $3,239 $3,247 $  744 $    790  $ 14,657  $ 3,613
                                             =======  =======  =======  ====== ====== ====== ========  ========  =======

Ratio of earnings to fixed charges               1.6        *        *     1.8    1.9    2.8      1.0       0.9        *
                                             =======  =======  =======  ====== ====== ====== ========  ========  =======

Amount by which earnings are inadequate to
   cover fixed charges                          --    $ 7,726  $ 6,183    --     --     --   $     17  $    955  $ 6,002
                                             =======  =======  =======  ====== ====== ====== ========  ========  =======


----------
* -- Amount results in a deficiency

(1) One-third of rent expense is deemed representative of that portion of rental expense estimated to be attributable to interest.